As filed with the Securities and Exchange Commission on December 8, 2006.
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
IndyMac Bancorp, Inc.
(Exact Name of Issuer as Specified in its Charter)

Delaware	95-3983415
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
888 East Walnut Street
Pasadena, CA 91101-7211
(800) 669-2300
(Address, including zip code, and telephone number of Principal Executive Offices)
IndyMac Bancorp, Inc. Senior Manager Deferred Compensation Plan
(Full Title of the Plan)

MICHAEL W. PERRY	Copy to:
Chief Executive Officer	MICHAEL L. STEVENS
IndyMac Bancorp, Inc.	Alston & Bird LLP
888 East Walnut Street	One Atlantic Center
Pasadena, CA 91101-7211	1201 West Peachtree Street, NW
Telephone: (800) 669-2300	Atlanta, Georgia 30309-3424
(Name, address, including zip code, and telephone number,	Telephone: (404) 881-7970
including area code, of agent for service)	Facsimile: (404) 253-8858
CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum
Title of Securities	Amount to		Offering Price	Aggregate	Amount of
to be Registered	be Registered		Per Unit	Offering Price	Registration Fee
Common Stock $0.01 par value per share	1,000,000	(1)	$45.76 (2)	$45,760,000 (2)	$4,897
Deferred Compensation Obligations	$50,000,000	(3)	N/A	$50,000,000 (4)	$5,350

(1)	Amount to be registered consists of an aggregate of 1,000,000 shares to be issued under the Plan, including any additional shares that may become issuable due to adjustment and anti-dilution provisions in the Plan. The Company intends to use shares purchased on the open market as the source of shares to be issued under the Plan.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation for these shares is based on the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange on December 1, 2006.

(3)	Represents $50,000,000 of deferred compensation obligations offered under the IndyMac Bancorp, Inc. Senior Manager Deferred Compensation Plan.

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, which IndyMac Bancorp, Inc. (the “Company”) previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:
     (1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
     (2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005;
     (3) The description of the Company’s common stock, $0.01 par value per share (the “Common Stock”), contained in its Registration Statement on Form 8-A dated April 10, 1987, and any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     In addition to shares of Common Stock of the Company, this Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered by the Company under the IndyMac Bancorp, Inc. Senior Manager Deferred Compensation Plan (the “Plan”). The following summary of the DCOs is qualified in its entirety by reference to the Plan document.
     The DCOs issuable under the Plan represent obligations of the Company to pay to participants certain compensation amounts that are deferred pursuant to the Plan. The amounts deferred under the plan will consist solely of cash incentive awards issued pursuant to the Company’s incentive plan which are designated for deferral by the Management Development and Compensation Committee of the Company’s Board of Directors. Participants may elect to defer such amounts into a cash earning sub-account, the proceeds of which will be payable in cash, or a stock earning sub-account, the proceeds of which will be distributed in the form of Company Common Stock. Amounts will be payable on or following the vesting date for the cash incentive award in accordance with the participant’s payment election.

     The obligation to pay the balance of each participant’s account shall at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. The Company intends to establish a grantor trust for the purpose of informally funding the Plan. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan. A participant’s right to the DCOs cannot be transferred assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company’s Certificate of Incorporation (the “Certificate”) eliminates personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under Section 174 of the General Corporation Law of the State of Delaware (“DGCL”) relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit. The Certificate also provides that the Company shall indemnify and advance expenses to each director, officer, employee and agent to the fullest extent permitted by DGCL.
     Section 145 of DGCL provides that under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     The Bylaws of the Company provide for indemnification of directors, officers, employees and agents of the Company to the fullest extent authorized by Section 145 of DGCL against expenses (including attorneys’ fees) and other amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person was or is a party or is threatened to be made a party. The right to indemnification includes the right to be paid the expenses incurred in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided that, if required by Delaware law, payment of expenses in advance to an officer or director shall be conditioned upon receipt by the Company of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification. The advancement of expenses, as well as indemnification, pursuant to the Bylaws of the Company is not exclusive of any other rights which persons seeking indemnification or advancement of expenses from the Company may have. The Company also maintains an insurance policy pursuant to which its directors and officers are insured against certain liabilities that might arise out of their relationship with the Company as directors and officers.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(signatures on following page)

SIGNATURES
The Company. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 8th day of December, 2006.

INDYMAC BANCORP, INC.
By:	/s/ Michael W. Perry
Michael W. Perry
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael W. Perry as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to each Registration Statement amended hereby, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Michael W. Perry Michael W. Perry	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 8, 2006

/s/ Scott Keys Scott Keys	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 8, 2006

/s/ Louis E. Caldera Louis E. Caldera	Director	December 8, 2006

Lyle E. Gramley	Director

SIGNATURE	TITLE	DATE

/s/ Hugh M. Grant Hugh M. Grant	Director	December 8, 2006

/s/ Patrick C. Haden Patrick C. Haden	Director	December 8, 2006

/s/ Terrance G. Hodel Terrance G. Hodel	Director	December 8, 2006

/s/ Robert L. Hunt II Robert L. Hunt II	Director	December 8, 2006

/s/ Senator John Seymour (ret.) Senator John Seymour (ret.)	Director	December 8, 2006

/s/ Bruce G. Willison Bruce G. Willison	Director	December 8, 2006

EXHIBIT INDEX
TO
FORM S-8

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000)

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 99.3 to the Company’s Form 8-K filed on July 29, 2005)

5.1	Opinion of Alston & Bird LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)